Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MidWestOne Financial Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-59510) on Form S-8 of MidWestOne Financial Group, Inc. (formerly known as ISB Financial Corp.) and subsidiaries, of our report dated April 15, 2008, with respect to the consolidated balance sheets of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of MidWestOne Financial Group, Inc. and subsidiaries.

As discussed in Notes 1 and 15 to the consolidated financial statements, effective January 1, 2006, MidWestOne Financial Group, Inc. changed its method of accounting for stock-based compensation.

/s/ KPMG LLP

Des Moines, Iowa

April 15, 2008